Exhibit 23.1
Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-174755, 333-88454, and 333-143216) on Form S-8 and the Registration Statement (No. 333-180049) on Form S-3, of Alamo Group Inc. of our report dated May 9, 2014, relating to our audit of the consolidated financial statements of Specialized Industries LP and Subsidiaries as of and for the years ended December 28, 2013 and December 29, 2012, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP
Madison Wisconsin
July 24, 2014